Exhibit 10.8

PROMISSORY NOTE

Principal Amount: $325,000	Issue Date: November __, 2024

FOR VALUE RECEIVED, Alpha Modus Holdings, Inc., a Delaware corporation formerly known as Insight Acquisition Corp. (the “Issuer”), issues this convertible promissory note (the “Note”) and promises to pay to Loeb & Loeb LLP or its assigns (the “Holder”) the principal amount of $325,000 (the “Principal Sum”), plus any other fees according to the terms herein. This Note will become effective only upon execution by both parties.

The maturity date (the “Maturity Date”) of this promissory note is the earlier of (i) 12 months from the issue date referenced above (the “Issue Date”), or (ii) the date that is 10 business days following the date that the Issuer repays Streeterville Capital, LLC (the “Lender”) in full, and the Maturity Date is the date upon which the Principal Sum, as well as any unpaid interest and other fees hereunder, shall be due and payable.

1. Interest; Monthly Payment; Additional Payments. Interest shall not accrue on the Principal Sum except as set forth elsewhere herein. The Issuer shall make monthly payments of $25,000 beginning December 1, 2024. Additionally, the Issuer shall use at least 50% of the proceeds from any capital raise in excess of $1,000,000 following completion of the Issuer’s Business Combination with Alpha Modus, Corp. to pay any remaining balance under the Note

2. Conversion. If the Issuer is no longer subject to the Lender’s variable rate transaction prohibition or the Lender has consented to conversion of this promissory note as set forth herein, the Holder shall have the right, at its election, to convert all or part of the outstanding and unpaid Principal Sum, as well as any other fees pursuant to the terms hereof but not including interest, into shares of fully paid and non-assessable shares of the Issuer’s common stock, $0.0001 par value per share (the “Conversion Shares”) as per the following conversion formula: number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price (as defined hereinafter). The “Conversion Price” shall equal 90% of the 5-day volume-weighted average price (“VWAP”) of the Issuer’s common stock at the time of conversion as reported by Bloomberg L.P. Unless otherwise agreed in writing by both parties, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of the Issuer. Conversion Shares may be delivered to the Issuer by method of the Holder’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery). If no objection is delivered from the Issuer to the Holder regarding any variable or calculation of the conversion notice within 24 hours of delivery of the conversion notice, the Issuer shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Issuer shall deliver the Conversion Shares from any conversion to the Holder (in any name directed by the Holder) within three (3) business days of conversion notice delivery.

3. Registration Rights. Provided this Note has become convertible pursuant to Section 2, the Issuer represents, warrants and agrees that with respect to the Conversion Shares, the Holder will have registration rights identical to the registration rights provided to Insight Acquisition Sponsor LLC in the Amended and Restated Registration Rights Agreement, dated as of October 13, 2023, including, but not limited to the following: (i) two demand registrations of the sale of the Conversion Shares at the Company’s expense, and (ii) unlimited “piggyback” registration rights for a period of five (5) years after the Issue Date at the Company’s expense. The Company shall execute and deliver the Joinder Agreement, attached hereto as Exhibit A. In the event the registration statement covering the Conversion Shares is not effective within 120 days of the Issue Date, then the principal amount due the Note will increase by one and one-half percent (1.5%) and will continue to increase by one and one-half percent (1.5%) for each thirty (30) day period such registration statement is not declared effective.

4. Default. The following are events of default under this Note: (i) the Issuer shall fail to pay any shares upon a conversion of this Note when due and payable hereunder; or (ii) a receiver, trustee or other similar official shall be appointed over the Issuer or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iii) the Issuer shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (iv) the Issuer shall make a general assignment for the benefit of creditors; or (v) the Issuer shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vi) an involuntary proceeding shall be commenced or filed against the Issuer; or (vii) the Issuer shall lose its status as “DTC Eligible,” or the Issuer’s shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (viii) the Issuer shall become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC.

5. Remedies. In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. The “Mandatory Default Amount” means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon. Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 7. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

6. No Shorting. The Holder agrees that so long as this Note from the Issuer to the Holder remains outstanding, the Holder will not enter into or effect “short sales” of the common stock of the Issuer or hedging transactions which establish a net short position with respect to the common stock of the Issuer. The Issuer acknowledges and agrees that upon delivery of a conversion notice by the Holder, the Holder immediately owns the shares of common stock described in the conversion notice, and any sale of those shares issuable under such conversion notice would not be considered short sales.

7. Assignability. The Issuer may not assign this Note. This Note will be binding upon the Issuer and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder without the Issuer’s approval.

8. Governing Law. This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Delaware or in the federal courts located in the State of Delaware. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

9. Delivery of Process by the Holder to the Issuer. In the event of any action or proceeding by the Holder against the Issuer, and only by the Holder against the Issuer, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by the Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Issuer at its last known address as set forth in its most recent SEC filing.

10. Attorney Fees. If any attorney is employed by either party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

11. Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

THE ISSUER:		THE HOLDER:

Alpha Modus Holdings, Inc.		Loeb & Loeb LLP

/s/ William Alessi
Name:	William Alessi	Name:	Mitchell Nussbaum
Title:	Chief Executive Officer	Title:	Co-Chair

EXHIBIT A

JOINDER AGREEMENT

TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT,

November __, 2024

Reference is made to that certain Promissory Note, dated as of November __, 2024 (the “Note”), by and among Loeb & Loeb LLP (“Holder”) and Alpha Modus Holdings, Inc. (the “Company”), pursuant to which Holder shall be entitled to acquire securities of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Note.

By executing this joinder, Holder hereby agrees, as of the date first set forth above, and provided that the Note has become convertible pursuant to Section 2 of the Note, that Holder shall become a party to that certain Amended and Restated Registration Rights Agreement, dated as of October 13, 2023, by and among Insight Acquisition Corp., a Delaware corporation (“IAC”), Insight Acquisition Sponsor LLC, a Delaware limited liability company, Cantor Fitzgerald & Co., Odeon Capital Group, LLC and together with Sponsor, Cantor, and Odeon, the “Initial Holders”), Alpha Modus, Corp., a Florida corporation (“Alpha Modus”) as it exists on the date of the Note (the “Registration Rights Agreement”), and shall be bound by the terms and provisions of the Registration Rights Agreement as a Holder (as defined therein) and entitled to the rights of a Holder under the Registration Rights Agreement and the Conversion Shares (together with any other equity security of the Company issued or issuable with respect to any such Conversion Shares by way of a share dividend or share subdivision or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization) shall be “Registrable Securities” thereunder.

For the purposes of clarity, it is expressly understood and agreed that each provision contained in the Registration Rights Agreement is between the Company and Holder, solely, and not between and among Holder and the other stockholders of the Company signatory to the Registration Rights Agreement.

This joinder may be executed in two or more counterparts, and by facsimile, all of which shall be deemed an original and all of which together shall constitute one instrument.

Company:	Alpha Modus Holdings, Inc.

By:
Name:	William Alessi
Title:	Chief Executive Officer

Holder:	Loeb & Loeb LLP

By:
Name:	Mitchell S. Nussbaum
Title:	Co-Chair